Exhibit 99.p.14

EXHIBIT 24

CODE OF ETHICS

INTRODUCTION

As an investment advisor, Santa Fe Partners LLC has a fiduciary duty to perform advisory services on our clients’ behalf in a manner that is always in their best interest. The cornerstone of our Code of Ethics is based on this fiduciary premise. In our efforts to ensure that Santa Fe Partners develops and maintains a reputation for integrity and high ethical standards, it is essential not only that the firm and its employees comply with relevant federal and state securities laws, but also that we maintain high standards of personal and professional conduct. Our Code of Ethics (“The “Code) is designed to help ensure that we conduct our business consistent with these high standards.

This Code will set forth the fundamental principles of conduct and professionalism expected by all employees, officers and directors in carrying out their duties. It is not to be considered an all-inclusive document, but a value-laden guide committing such persons to uphold the following general principles:

1.               The duty at all times to place the interests of clients first;

2.              The requirement that all personal securities transactions be conducted in such a manner as to be consistent with the Code of Ethics and to avoid any actual or potential conflict of interest or any abuse of an employee’s position of trust and responsibility;

3.              The principle that investment adviser personnel should not take inappropriate advantage of their positions;

4.              The fiduciary principle that information concerning the identity of security holdings and financial circumstances of clients is confidential.

The purpose is to deter wrongdoing by promoting:

•                  Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•                  Full, fair and accurate disclosure in reporting documents with the appropriate regulatory jurisdiction(s) and in any other public communications made by Santa Fe Partners;

•                  Compliance with applicable governing laws, rules and regulations;

•                  Prompt internal reporting of any violations to the Code of Ethics;

•                  Accountability for adherence to our Code of Ethics.

These principles are crucial to our success, and to that of our clients, employees, and members, as well as to the maintenance of our reputation as a firm of honesty, integrity, professionalism, and a commitment to excellence. Compliance with the Code is a condition of employment. Failure to

Updated Jan 2015

comply with our Code of Ethics may result in disciplinary action, including termination of employment.

You will find definitions of some of the capitalized terms used in this Code of Ethics in Appendix A.

1.                                      SCOPE OF CODE

Santa Fe Partners LLC (the “Adviser”) has established, maintains and enforces this Code of Ethics to set forth the standards of conduct expected of Employees and to require compliance with the federal securities laws and the Adviser’s fiduciary duties. This Code of Ethics also addresses the personal securities trading activities of Access Persons in an effort to detect and prevent illegal or improper personal securities transactions.

2.                                      STANDARDS OF BUSINESS CONDUCT FOR THE ADVISER AND ALL EMPLOYEES

A.                                    Compliance with Federal Securities Laws

The Adviser and all Employees shall comply with all applicable provisions of the federal securities laws and the regulations related to those laws. In connection with providing investment management services to Clients, this includes prohibiting any activity which directly or indirectly:

•                  Defrauds a Client in any manner;

•                  Misleads a Client, including any statement that omits material facts;

•                  Operates or would operate as a fraud or deceit on a Client;

•                  Functions as a manipulative practice with respect to a Client; and

•                  Functions as a manipulative practice with respect to securities.

B.                                    Status as a Fiduciary

The Adviser shall conduct its business at all times consistent with its status as a fiduciary to its Clients. This means the Adviser has affirmative duties of care, loyalty, honesty, and good faith in connection with all of its activities for its Clients and must act in the best interests of its Clients. This includes putting Client interests first at all times.

C.                                    Conflicts of Interest

As a fiduciary to its Clients, the Adviser and its Employees must be extremely careful to avoid conflicts of interests as well as the appearance of conflicts of interest. A conflict of interest exists when an Employee’s personal interests, financial or otherwise are inconsistent with the interests of the Firm or its Clients. A particular activity or situation may be found to involve a conflict of interest even though it does not result in any financial loss to the firm or its clients and irrespective of the employee’s motivations. All Employees have an obligation to conduct the firm’s business in an honest and ethical manner including the ethical handling and disclosure of actual or apparent conflicts of interest between personal and business interactions.

D.                                    Confidentiality of Information

The Adviser and all Employees have a duty to ensure the confidentiality of Client information, including Client holdings, transactions and securities recommendations. To ensure this duty is fulfilled, the Adviser has adopted this Code of Ethics and the Privacy Policy. All Employees are required to adhere to the provisions of these policies. All Employees are also prohibited from disclosing confidential information concerning the Adviser, including any trade secrets or other proprietary information.

3.                                      SPECIFIC POLICIES APPLICABLE TO ALL EMPLOYEES

A.                                    Gifts. Employees shall not accept any gift, service, or other thing of more than de minimis value from any person or entity that does business with or on behalf of the adviser. No employee may give or offer any gift or more than de minimis value to existing clients, prospective clients, or any entity that does business with or on behalf of the adviser without pre-approval by the Chief Compliance Officer. For purposes of this Code, “de minimis value” is equal to $100 or less.

B.                                    Entertainment. Employees shall not provide or accept extravagant or excessive entertainment to or from a client, prospective client, or any person or entity that does or seeks to do business with or on behalf of the adviser. Employees may provide or accept a business entertainment event, such as dinner or a sporting event, of reasonable value, if the person or entity providing the entertainment is present.

C.                                    Disclosure of Personal Interest. No Employee shall have any sort of financial arrangement with or ownership or similar interest in any service provider to the Adviser unless disclosed to and approved by the Adviser.

D.                                    Service on Board of Directors. Employees are generally prohibited from serving on the boards of directors of publicly traded companies. An exception may be made only with the approval of the Chief Compliance Officer and only after such person has determined that such service is in the best interests of the Adviser and its Clients. If an Employee is permitted to serve as a director of a publicly-traded company pursuant to this section, the Adviser shall not transact in the securities of such publicly-traded company.

E.                                     Other Outside Activities. The Adviser recognizes that certain outside activities of Employees are permissible and will not interfere with the Employee’s duties to the Adviser and to Clients. To ensure that such outside activities do not conflict with any duties to the Adviser or to Clients or otherwise harm the Adviser’s reputation, the Adviser requires that all Employees disclose such outside activities at the inception of the activity and annually thereafter. “Outside activities” include outside employment or directorships of private companies, public/charitable positions and fiduciary appointments (such as executorship, trusteeship or power of attorney) other than with respect to family members. Questions regarding whether any outside activity conflicts with duties or harms the Adviser’s reputation must be promptly directed to and resolved by the Chief Compliance Officer.

F.                                      Reporting Violations. Any Employee who discovers a violation or apparent violation of the Code or of an applicable law or regulation must promptly report the matter to the Chief Compliance Officer. Any Employee who discovers that he or she has violated or apparently violated the Code must promptly report the matter to the Chief Compliance Officer. All such reports will be treated confidentially to the extent permitted by law and will be investigated promptly and appropriately. The Adviser prohibits retaliation against individuals who report violation or apparent violation of the Code, applicable law or regulation in good faith and will treat any such retaliation as a further violation of the Code.

G.                                    Regulatory or Litigation Contact. Any Employee who is contacted by a regulator or other governmental official concerning the Adviser’s business practices must promptly report the matter to the Chief Compliance Officer. Any Employee who is contacted by a third party concerning threatened or actual litigation or other adversary proceeding against the Adviser must promptly report the matter to the Chief Compliance Officer.

H.                                   Initial Certification. The Adviser will provide this Code to all Employees upon adoption and to all new Employees upon employment. All Employees must certify that they have received, read and understand this Code, recognize that they are subject to it and will comply with it. The form of certificate is attached to the Code.

I.                                        Acknowledgement of Amendments. The Adviser will provide any amendments to the Code promptly to all Employees. Similar certifications will be required for all such amendments. The form of certificate is attached to the Code.

J.                                        Annual Certification. On an annual basis, all Employees must certify that they have received, read and understand this Code, recognize that they are subject to it, have complied with it during the period and will continue to comply with it.

4.                                      SPECIFIC POLICIES APPLICABLE TO ALL ACCESS PERSONS

A.                                    Confidentiality. No Access Person shall divulge to any person any Client holdings, any recommendation made to a Client, or any contemplated or completed securities transactions or trading strategies of a Client, except as required in the performance of his or her duties and only to the extent such other person has a need to know such information to perform his or her duties.

B.                                    Personal Securities Transactions. When engaging in a Personal Securities Transaction, an Access Person shall place the interests of Clients first and avoid any actual or potential conflict of interest or abuse of his or her position. In recognition of the fundamental principle that Access Persons owe their chief duty and loyalty to the Adviser and the Adviser’s Clients, it is the Adviser’s policy that Access Persons are not permitted to transact in Securities that are held by a Client account other than Exchange Traded Funds (ETFs) based on broad market indexes.

C.                                    Initial Public Offerings. Access Persons shall not engage in any Personal Securities Transaction that involves the purchase of Securities in an initial public offering.

D.                                    Private Placements. Access Persons shall not engage in any Personal Securities Transaction that involves a private placement of Securities without the express prior approval of the Chief Compliance Officer.

(1) Before effecting a Personal Securities Transaction that is a private placement, an Access Person shall notify the Chief Compliance Officer of the proposed transaction, including the amount of the transaction and the Security involved. The Chief Compliance Officer after investigation shall determine whether such transaction is consistent with the Code and shall promptly communicate such determination to the Access Person making the request. Transaction clearances must be obtained no more than two days prior to making a purchase or sale of a Security. If the trade is not made within two days of the date of clearance, a new clearance must be obtained. Absent extraordinary circumstances, no Access Person shall be deemed to have violated the Code for effecting a Personal Securities Transaction if such Access Person has been advised by the Chief Compliance Officer that the transaction would be consistent with the Code.

E.                                     Excessive Trading. Access Persons shall not engage in excessive trading for their personal securities accounts. Excessive personal trading by an Access Person diverts such Access Person’s attention from their responsibility of providing services to Client accounts and increases the possibilities for transactions that are in actual or apparent conflict with Client transactions. This Code of Ethics does not define “excessive trading”, but rather leaves such determinations to the judgment of the Chief Compliance Officer based on the circumstances. Access Persons should be aware, however, that if their trades exceed 15 per month, the trading activity will be specifically reviewed for excessiveness.

F.                                      Duplicate Brokerage Statements. All Access Persons are required to have duplicate copies of all relevant brokerage transactions and statements sent to the Compliance Officer. Such duplicate statements must be provided for all accounts maintained by the Access Person or any other accounts in which such Access Persons has a Beneficial Ownership (i.e., immediate family members, including spouses, dependent children living in the Access Person’s household, and trusts). Access Persons may satisfy this requirement by authorizing electronic transmission of duplicate statements and transaction activity through the Schwab Compliance Technologies software platform.

5.                                      ADDITIONAL POLICIES, PROCEDURES AND RESTRICTIONS TO DETECT AND PREVENT INSIDER TRADING

A.                                    Material Non-Public Information. Employees must ensure that Material Non-Public Information remains secure, and must not divulge to any person any Material Non-Public Information, except in the performance of their duties. Questions regarding whether any information is Material Non-Public Information must be promptly directed to the Chief Compliance Officer.

B.                                    Insider Trading. No Employee who becomes an Insider shall engage in Insider Trading on behalf of himself or herself or others. If an Insider learns of any Material Non-

Public Information, he or she shall promptly disclose it to the Chief Compliance Officer. The Chief Compliance Officer shall promptly notify all Employees of the Adviser to abstain (and to use their best efforts to cause their Immediate Family Members to abstain) from all trading in the applicable security. This prohibition on trading shall apply until the Chief Compliance Officer notifies the Employees that the Material Non-Public Information has become public or otherwise has ceased to be Material Non-Public Information. The Insider shall not disclose or divulge such Material Non-Public Information, or the fact that Material Non-Public Information exists, to any other person.

6.                                      ACCESS PERSON REPORTING REQUIREMENTS

A.                                    Initial Holdings Report; Annual Holdings Report

Each Access Person must provide an initial holdings report to the Chief Compliance Officer within 10 days of becoming an Access Person and thereafter on an annual basis. The form of the report is attached to this Code. Access Persons need not report holdings that are not “Securities” as defined in Appendix A of this Code.

B.                                    Quarterly Personal Trading Report

No later than 30 days after the end of each calendar quarter, each Access Person must file a personal trading report with the Chief Compliance Officer. The form of the report is attached to this Code. The report must give details concerning all transactions during the quarter in any Security in which the Access Person has, or by reason of any transaction acquired, any Beneficial Ownership. If no reportable transactions occurred during the quarter, the report must say so. The Chief Compliance Officer must review, initial and date the personal trading report of each Access Person before filing it.

An Access Person is not required to submit a report with respect to:

(1)       holdings that are not “Securities” as defined in this Code;

(2)       securities held in accounts over which the Access Person had no direct or indirect influence or control; nor

(3)       transactions effected pursuant to an automatic investment plan.

An Access Person is also not required to submit a transaction report if the report would duplicate information contained in account statements that Adviser keeps in its records so long as the Adviser receives the statements no later than 30 days after the end of the applicable calendar quarter.

C.                                    Confidential Treatment

The Adviser shall maintain all holdings and transaction reports in confidence, except to the extent necessary to implement and enforce the provisions of the Code or to comply with valid requests from regulatory authorities.

7.                                      ENFORCEMENT AND SANCTIONS

A.                                    Process and Responsibility

The Chief Compliance Officer has the primary responsibility for determining whether violations of the Code have occurred and if so, for recommending any sanctions with respect to violations. The ultimate responsibility for determining sanctions shall rest with the Chief Executive Officer. If the alleged violator is the Chief Compliance Officer, the matter must be reported to the Chief Executive Officer, who shall have responsibility for enforcing the Code and determining any sanctions. The Adviser shall maintain a written record of all such violations and any action taken as a result.

A violator of the Code may be terminated, suspended, reduced in salary or position or sanctioned in any other manner in the discretion of the person or persons enforcing the Code. In determining appropriate sanctions, the person or persons enforcing the Code may consider any factors they deem relevant, including, without limitation: (i) the degree of willfulness of the violation; (ii) the severity of the violation; (iii) the extent, if any, to which the violator profited or benefited from the violation; (iv) the adverse effect, if any, of the violation on any Clients; (v) the market value and liquidity of the class of securities involved in the violation; (vi) the prior violations, if any, of this Code by the violator; and (vii) the circumstances of discovery of the violation. In addition to sanctions, violations may result in referral to civil or criminal authorities where appropriate.

B.                                    Opportunity to Respond

A person charged with a violation of the Code shall have the opportunity to appear before the person or persons enforcing the Code and to respond to all charges, orally or in writing.

8.                                      RESPONSIBILITIES OF CHIEF COMPLIANCE OFFICER RELATED TO PERSONAL TRADING

A.                                    Initial Holdings Report; Annual Holdings Report

The Chief Compliance Officer shall review and maintain all initial and annual holdings reports. Completion of the review shall be indicated on the report itself and shall involve such considerations as the Chief Compliance Officer deems necessary to enforce the provisions and intent of this Code.

B.                                    Quarterly Personal Trading Reports

The Chief Compliance Officer shall review and maintain all quarterly transaction reports (or monthly transaction statements if available). Completion of the review shall be indicated on the report itself and shall involve such considerations as the Chief Compliance Officer deems necessary to enforce the provisions and intent of this Code.

C.                                    Pre-Clearance of Private Placements

The Chief Compliance Officer shall review and approve or disapprove all Access Person requests to pre-clear private placement securities transactions. Such review shall involve such considerations as the Chief Compliance Officer deems necessary to enforce the provisions and intent of this Code. The Chief Compliance Officer shall specifically document the reasons for approving or disapproving the request.

D.                                    Violations or Suspected Violations

If the Chief Compliance Officer becomes aware of a violation or suspected violation of the Code as a result of such review, the Chief Compliance Officer shall take whatever steps deemed necessary to enforce the provisions of the Code, including consulting with outside counsel.

E.                                    Review of Chief Compliance Officer Reports and Requests

To the extent the Chief Compliance Officer submits holdings and transactions reports, requests pursuant to this Code of Ethics, such reports and requests will be reviewed by the Chief Executive Officer, who shall act as the “Chief Compliance Officer” under this Code with respect to all such reports and requests.

F.                                     Delegation

The Chief Compliance Officer may delegate certain administrative responsibilities under this Code of Ethics. The Chief Compliance Officer shall retain ultimate responsibility, however, for the administration of the Code of Ethics.

9.                                      OTHER RESPONSIBILITIES OF THE CHIEF COMPLIANCE OFFICER

A.                                    Administrative

•                  Ensure all Employees receive a copy of the Code of Ethics and sign the certification on an initial and annual basis, as well as for any amendments to the Code of Ethics.

•                  Determine whether an Employee has Material Non-Public Information, with such assistance as may be required. Further, upon determining that an Employee possesses Material Non-Public Information, enforce the provisions of this Code.

•                  Receive reports of violations and suspected violations of the Code, investigate them promptly, with such assistance as may be required, and determine whether a violation has occurred.

•                  Review the operation of the Code on at least an annual basis to determine its adequacy and the effectiveness of its implementation.

•                  Update the Code of Ethics as necessary or appropriate in the event of compliance issues, changes in the Adviser’s business activities or regulatory developments.

B.                                    Records Required To Be Kept for Five Years (minimum two years on-site)

•                  All initial and annual holdings reports

•                  All quarterly (or monthly if available) personal trading reports

•                  A copy of the Code of Ethics currently in effect and any that have been in effect within the past five years

•                  A record of any violation of the Code of Ethics and of any action taken as a result of the violation

•                  All written acknowledgements of the Code of Ethics for each person who is currently, or within the past five years was, an employee or supervised person of the Adviser

•                  A list of persons who are currently, or within the past five years were, Access Persons

•                  All records documenting the annual review of the Code of Ethics

•                  All records of any approval of investments in private placements